Exhibit 10.6

December 2, 2013

J. Michael Whitted

13320 Ballantyne Corporate Place

Charlotte, NC 28277

Dear Mike:

SPX Corporation (the “Company”) recognizes that your contribution to its growth and success have been and will continue to be substantial and desires to assure your continued employment.  In this regard, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control (as defined in Section 2, below) may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction, in the face of potentially disturbing circumstances arising from the possibility of a Change of Control.

Further, it is the intent of the Board in adopting this agreement, originally agreed to October 8, 2004, amended, restated and renewed as of November 20, 2008 (the “2008 Agreement”), and as amended and restated herein (the “Agreement”) to assure the Company and its shareholders (i) of continuity of management in the event of any actual or threatened Change of Control and (ii) that key executive employees of the Company will be able to evaluate objectively whether a potential Change of Control is in the best interests of the shareholders.

In order to induce you to remain in the employ of the Company and to advance the interests of the Company and its shareholders by providing you with appropriate financial protection, the Board agrees that you shall receive the severance benefits set forth in this Agreement in the event that your employment is terminated due to a Change of Control as specifically provided in the remainder of the Agreement.  For purposes of this Agreement, your employment with the Company shall be deemed to be terminated when you have a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”), and references to your termination of employment shall be deemed to refer to a Separation from Service.

1.                                      Term of Agreement.  This Agreement, as amended and restated herein, will become effective on March 10, 2014 (the “Effective Date”), and shall continue in effect through the third anniversary of the Effective Date (the “Date of Expiration”).  However, on that initial Date of Expiration, and on each extended Date of Expiration thereafter, the term of this Agreement will be extended automatically for one additional year unless, not later than six (6) months prior to such Date of Expiration, the Company gives written notice to you that it has elected not to extend this Agreement.  However, if a Change of Control occurs during the term of this Agreement, this Agreement will continue in effect for thirty-six (36) months beyond the end of the month in which the Change of Control occurred.  For the avoidance of doubt, if a Change of Control (as defined in the 2008 Agreement) occurs before March 10, 2014, the terms and provisions of the 2008 Agreement would continue to apply.

2.                                      Change of Control of the Company.  No benefits will be payable under the terms of this Agreement unless a Change of Control of the Company has occurred.  A “Change of Control” shall be deemed to have occurred if:

(a)                                 Any “Person” (as defined below), excluding for this purpose the Company or any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any entity organized, appointed or established for or pursuant to the terms of any such plan which acquires beneficial ownership of common shares of the Company, is or becomes the “Beneficial Owner” (as defined below) of twenty-five percent (25%) or more of the common shares of the Company then outstanding; provided, however, that no Change of Control shall be deemed to have occurred as the result of an acquisition of common shares of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate beneficial ownership interest of any Person to twenty-five percent (25%) or more of the common shares of the Company then outstanding, but any subsequent increase in the beneficial ownership interest of such a Person in common shares of the Company shall be deemed a Change of Control; and provided further that if the Board of Directors of the Company determines in good faith that a Person who has become the Beneficial Owner of common shares of the Company representing twenty-five percent (25%) or more of the common shares of the Company then outstanding has inadvertently reached that level of ownership interest, and if such Person divests as promptly as practicable a sufficient number of shares of the Company so that the Person no longer has a beneficial ownership interest in twenty-five percent (25%) or more of the common shares of the Company then outstanding, then no Change of Control shall be deemed to have occurred.  For purposes of this paragraph (a), the following terms shall have the meanings set forth below:

(i)                                     “Person” shall mean any individual, firm, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of any such entity.

(ii)                                  “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iii)                               A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(A)                               which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly (determined as provided in Rule 13d-3 under the Exchange Act);

(B)                               which such Person or any of such Person’s Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (2) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (a) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (b) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(C)                               which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to subparagraph (a)(iii)(B)(2), above) or disposing of any securities of the Company.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase “then outstanding,” when used with reference to a Person’s beneficial ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

(b)                                 During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such two-year period constitute the Board of Directors of the Company and any new director or directors (except for any director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), above, or paragraph (c), below) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or

(c)                                  The consummation of: (i) a plan of complete liquidation of the Company, (ii) an agreement for the sale or disposition of the Company or all or substantially all of the Company’s assets, (iii) a plan of merger or consolidation of the Company with any other corporation, or (iv) a similar transaction or series of transactions involving the Company (any transaction described in parts (i) through (iv) of this paragraph (c) being referred to as a “Business Combination”), in each case unless after such a Business Combination the shareholders of the Company immediately prior to the Business Combination continue to own at least seventy-five percent (75%) of the voting securities of the new (or continued) entity immediately after such Business Combination, in substantially the same proportion as their ownership of the Company immediately prior to such Business Combination.

Any other provision of this Agreement to the contrary notwithstanding, a “Change of Control” shall not include any transaction described in paragraph (a) or (c), above, where, in connection with such transaction, you and/or any party acting in concert with you substantially increase your, his or its, as the case may be, ownership interest in the Company or a successor to the Company (other than through conversion of prior ownership interests in the Company and/or through equity awards received entirely as compensation for past or future personal services).

3.                                      Definitions.  The following definitions shall be used in determining whether, under the terms of Section 4 hereof, you are entitled to receive Accrued Benefits and/or Severance Benefits:

(a)                                 Disability.  “Disability” shall mean that, as a result of your incapacity due to physical or mental injury or illness, you shall have been absent from the full-time performance of your duties with the Company for at least six (6) consecutive months and, within thirty (30) calendar days after written notice of suspension is given, you shall not have returned to the full-time performance of your duties.

(b)                                 Retirement.  “Retirement” shall mean your voluntary termination of your employment (other than for Good Reason, as defined below) at a time after you have reached age sixty-five (65).

(c)                                  Cause.  “Cause” shall mean (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from Disability or occurring after issuance by you of a Notice of Termination for Good Reason), after a demand for substantial performance is delivered to you that specifically identifies the manner in which the Company believes that you have not substantially performed your duties, and after you have failed to resume substantial performance of your duties on a continuous basis within fourteen (14) calendar days after receiving such demand, (ii) you willfully engage in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) your having been convicted of a felony which impairs your ability substantially to perform your duties with the Company.  For purposes of this paragraph (c), no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

(d)                                 Good Reason.  You shall be entitled to terminate your employment for Good Reason. For purpose of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence within three (3) years following a Change of Control of the Company of any one or more of the following:

(i)                                     The assignment to you of duties inconsistent with your duties, responsibilities, and the status of your position as of the day prior to the Change of Control of the Company, or a reduction or alteration in the nature or status of your responsibilities from those in effect on the day prior to the Change of Control;

(ii)                                  A reduction by the Company in your base salary or in your most recent annual target incentive award opportunity as in effect on the date hereof or as the same shall be increased from time to time;

(iii)                               The Company’s requiring you to be based at a location in excess of fifty (50) miles from the location where you are currently based;

(iv)                              The failure by the Company to continue in effect the Company’s Pension Plan, Retirement Savings Plan, Supplemental Retirement Savings Plan, Supplemental Retirement Plan, Executive Bonus Plan, Stock Compensation Plan, any plans substituted for the above adopted prior to the Change of Control, or any other of the Company’s employee benefit plans, policies, practices or arrangements in which you participate, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) to provide similar benefits has been made with respect to such plan(s); or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed as of the time of the Change of Control;

(v)                                 The failure of the Company to reinstate your employment in full (in the same capacity that you were employed, or in a mutually agreeable capacity) in the event that your employment was suspended due to a Disability and, within three years, you request to be reinstated and are ready, willing, and able to adequately perform your employment duties;

(vi)                              The termination, replacement, or reassignment of  twenty-five percent (25%) or more of the elected officers of the Company existing as of the day prior to a Change of Control, unless the officer is terminated due to death, Disability, or Retirement, or by the Company for Cause, or by the officer other than for Good Reason (all as herein defined);

(vii)                           The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; and

(viii)                        Any purported termination by the Company of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (f), below, and for purposes of this Agreement, no such purported termination shall be effective.

Your right to terminate your employment pursuant to this paragraph (d) shall not be affected by your suspension due to Disability.  Your continued employment shall not constitute a waiver of your rights with respect to any circumstance constituting Good Reason hereunder.

(e)                                  Notice of Termination.  Any termination by the Company for Cause or by you for Good Reason shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provisions so indicated.

(f)                                   Date of Termination.  “Date of Termination” shall mean the date specified in the Notice of Termination where required (but not less than thirty (30) calendar days following delivery of the Notice of Termination, except that termination for Cause may be effective immediately) or in any other case upon ceasing to perform services to the Company; provided that if within twenty (20) calendar days after any Notice of Termination one party notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined to be the Date of Termination, either by written agreement of the parties or by a binding and final arbitration decision.  In the event that a dispute exists concerning the Date of Termination, you shall continue to receive your full compensation (including participation in all benefit and insurance plans in which you were participating) in effect when the notice giving rise to the dispute was given, until the Date of Termination is finally determined.  In such event, you will be required to reimburse the Company for all compensation received beyond the finally determined Date of Termination either by direct cash reimbursement within thirty (30) calendar days of resolving the conflict or by appropriately reducing your remaining benefits to be received under the terms of this Agreement.

(g)                                  Earned Bonus Amount.  For any year prior to the year during which a Change of Control occurs, your “Earned Bonus Amount” means your actual bonus for that year. For the year during which a Change of Control occurs, your “Earned Bonus Amount” means your total potential bonus for the year as determined under the 2005 Executive Bonus Plan or applicable successor bonus plan (the “Bonus Plan”), according to the business performance metric achieved, and prorated to reflect your length of service during the Bonus Plan year.

4.                                      Compensation Upon Termination Following a Change of Control

(a)                                 Accrued Benefits.  In the event that your employment is terminated for any reason during the term of this Agreement, following a Change of Control of the Company (as defined in Section 2 herein), you shall receive your Accrued Benefits through the Date of Termination.  For purposes of this Agreement, your “Accrued Benefits” shall include the following:

(i)                                     All base salary for the time period ending with your Date of Termination, at the rate in effect at the time Notice of Termination is given or on the Date of Termination if no Notice of Termination is required;

(ii)                                  A bonus payment equal to one hundred percent (100%) of the greater of (A) your target bonus for the year in which the Date of Termination occurs, prorated based upon the ratio of the number of months (full credit for a partial month) you were employed during that bonus year to the total months in that bonus year, and (B) your Earned Bonus Amount for the year in which the Date of Termination occurs, calculated as if the Date of Termination were the end of that year for purposes of the Bonus Plan;

(iii)                               A cash equivalent of all unused vacation to which you were entitled through your Date of Termination;

(iv)                              Reimbursement for any and all monies advanced in connection with your employment for reasonable and necessary expenses incurred by you on behalf of the Company for the time period ending with your Date of Termination;

(v)                                 Any and all other cash earned through the Date of Termination and deferred at your election or pursuant to any deferred compensation plan then in effect;

(vi)                              All other amounts to which you are entitled under any compensation or benefit plan, program, practice or policy of the Company in effect as of the Date of Termination; and

(vii)                           Subject to Section 4(e), the  payments provided for in paragraphs (i), (ii), (iii), (iv) and (v) above shall be made in a lump sum cash payment as soon as administratively practicable (but in no event more than ten (10) days) following your termination of employment.  If the total amount of annual bonus is not determinable on that date, the Company shall pay the amount of bonus that is determinable and the remainder shall be paid in a lump sum cash payment at the time such bonuses are paid generally and in all events within the two and one-half (2½) months following the end of the calendar year in which the bonus is earned.

(b)                                 Severance Benefits.  In the event that your employment is terminated during the term of this Agreement following a Change of Control of the Company (as described in Section 2 herein), unless your termination is (i) because of your death, Disability, or Retirement; (ii) by the Company for Cause; or (iii) by you other than for Good Reason, you shall receive, in addition to your Accrued Benefits, the Severance Benefits.  For purposes of this Agreement, your “Severance Benefits” shall include the following:

(i)                                     Your annual base salary at the rate in effect immediately prior to the Change of Control of the Company or, if greater, at the rate in effect at the time Notice of Termination is given, or on the Date of Termination if no Notice of Termination is required, multiplied by three (3);

(ii)                                  An amount equal to three (3) times the greatest of (I) the highest of your Earned Bonus Amounts for the three (3) years immediately preceding the year in which the Date of Termination occurs (the “Year of Termination”) or (II) your target bonus under the Bonus Plan (or any successor plan) for the Year of Termination or (III) your Earned Bonus Amount for the Year of Termination, calculated as if the Date of Termination were the end of that year for purposes of the Bonus Plan;

(iii)                               For a three (3) year period after your Date of Termination, the Company will arrange to provide to you the same health care coverage you had prior to your termination, at the Company’s expense, which includes, but is not limited to, hospital, surgical, medical, dental, and dependent coverages.  For purposes of the Retirement Plan health care coverage, you will receive the same number of additional years of credited service, for computing your benefit, as normally computed under the terms of the Plan.  Health care benefits otherwise receivable by you pursuant to this subparagraph (iii) shall be reduced to the extent comparable benefits are actually received by you from a subsequent employer during the three (3) year period following your Date of Termination, and any such benefits actually received by you shall be reported to the Company.  To the extent the provision of health care benefits receivable by you pursuant to this subparagraph (iii) extends beyond the COBRA continuation period, such benefits will be provided in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions);

(iv)                              For a three (3) year period after your Date of Termination, the Company will arrange to provide to you, at the Company’s expense, life insurance coverage in the amount of two (2) times your base salary in effect at your Date of Termination and, at the end of the three (3) year period, for the remainder of your life the Company will provide to you life insurance coverage in the amount of your base salary in effect at your Date of Termination provided that such coverage will be provided in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions);

(v)                                 Under the Company’s Supplemental Retirement Savings Plan (the “SRSP”), you will receive a cash lump sum payment of the full balance (vested and unvested) of your Pre-2005 Account (as defined in the SRSP);

(vi)                              Each stock option which you have been granted by the Company and which is not yet vested shall become immediately vested and exercisable and shall continue to be exercisable for the lesser of (A) two (2) years following your Date of Termination or (B) the time remaining until the originally designated expiration date, unless a longer exercise period is provided for in the applicable plan or award agreement;

(vii)                           Any contractual restrictions placed on shares of restricted stock or other equity based compensation awards  which you have been awarded pursuant to the Company’s Stock Compensation Plan shall lapse as of your Date of Termination;

(viii)                        In the event that a Change of Control occurs and payments are made under this Section 4(b), and a final determination is made by legislation, regulation, ruling, or court decision directed to you or the Company that the aggregate amount of any payments made to you under this Agreement and any other agreement, plan, program, or policy of the Company in connection with, on account of, or as a result of, such Change of Control (the “Total Payments”) will be subject to an excise tax under the provisions of Code Section 4999, or any successor section thereof (“Excise Tax”), the Total Payments shall be reduced (beginning with those amounts that are exempt from Code Section 409A and then from amounts that are subject to Code Section 409A, beginning with the amounts scheduled to be paid furthest from the first date of the Total Payments) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent that the after-tax value of amounts received by you after application of the above reduction would exceed the after-tax value of the Total Payments received without application of such reduction.  For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to such amount.  In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change of Control).

(A)                               In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments, a change is formally determined to be required in the amount of taxes paid by, or Total Payments made to, you, appropriate adjustments will be made under this Agreement such that the net amount that is payable to you after taking into account the provisions of Code Section 4999 will reflect the intent of the parties as expressed in this Section 4(b)(viii).  You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require payment of an Excise Tax or an additional Excise Tax on the Total Payments (a “Claim”).  Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such Claim and shall apprise the Company of the nature of such Claim and the date on which such Claim is requested to be paid.  You shall not pay such Claim prior to the expiration of the thirty (30)-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such Claim is due).  If the Company notifies you in writing prior to the expiration of such period that it desires to contest such Claim, you shall: (1) give the Company any information reasonably requested by the Company relating to such Claim, (2) take such action in connection with contesting such Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Claim by an attorney reasonably selected by the Company, (3) cooperate with the Company in good faith in order to contest effectively such Claim, and (4) permit the Company to participate in any proceedings relating to such Claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax, additional Excise Tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this paragraph, the Company, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the Claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine, provided, however, that if the Company directs you to pay such Claim and sue for a refund, the Company shall advance the amount of such payment to you on an interest-free basis or, if such an advance is not permissible under applicable law, pay the amount of such payment to you as additional compensation, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax, additional Excise Tax, or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or additional compensation; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of you with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  The Company shall reimburse any fees and expenses provided for under this Section 4(b)(viii) on or before the last day of your taxable year following the taxable year in which the fee or expense was incurred, and in accordance with the other requirements of Code Section 409A and Treasury Regulation § 1.409A-3(i)(1)(v) (or any similar or successor provisions).

(B)                               If, after your receipt of an amount advanced or paid by the Company pursuant to the immediately preceding paragraph, you become entitled to receive any refund with respect to such Claim, you shall (subject to the Company’s compliance with the requirements of the immediately preceding paragraph) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after your receipt of an amount advanced by the Company pursuant to the immediately preceding paragraph, a determination is made that you shall not be entitled to any refund with respect to such Claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

(ix)                              To the full extent permitted by law, the Company shall indemnify you (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by you in connection with the defense of any lawsuit or other claim to which you are made a party by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries.  In addition, you will be covered by director and officer liability insurance to the maximum extent required under Delaware law.  Any costs and expenses that are to be paid or reimbursed pursuant to the preceding provisions of this paragraph (x) shall be reimbursed in accordance with the requirements of Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).

(x)                                 You will be entitled to receive outplacement services, at the expense of the Company, from a provider reasonably selected by you.  Such outplacement services must be incurred by you no later than the end of the calendar year that includes the second anniversary of the termination of your employment.  If applicable, reimbursement of such expenses shall be made to you no later than the end of the calendar year that includes the third anniversary of the termination of your employment.

(xi)                              The Company also shall pay to you all legal fees and expenses incurred by you as a result of such termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder, as described in paragraph (viii) above), provided that such fees and expenses that are to be paid or reimbursed pursuant to the preceding provisions of this paragraph (xi) shall be reimbursed in accordance with the requirements of Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions); and

(xii)                           Subject to Section 4(e) and except as otherwise provided in this Agreement, the payments provided in paragraphs (i), (ii), (v) and (xi) above shall be made in a lump sum cash payment as soon as administratively practicable (but in no event more than ten (10) days) following your termination of employment.  If the total amount of annual bonus is not determinable on that date, the Company shall pay the amount of bonus that is determinable and the remainder shall be paid in a lump sum cash payment at the time such bonuses are paid generally and in all events within the two and one-half (2½) months following the end of the calendar year in which the bonus is earned.

(c)                                  Any provision in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if your employment with the Company is terminated within six (6) months prior to the date on which the Change of Control occurs, and if you reasonably demonstrate that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, (ii) otherwise arose in connection with or anticipation of the Change of Control, or (iii) would not have occurred or would be less likely to have occurred if the Change of Control were not anticipated, then for all purposes of this Agreement the termination of your employment shall be deemed to have occurred following the Change of Control.

(d)                                 You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after your Date of Termination, or otherwise, with the exception of a reduction in your insurance benefits as provided in Section 4(b)(iii).

(e)                                  If, at the time you become entitled to your Accrued Benefits and your Severance Benefits under this Section 4, you are a “specified employee” (as defined under Section 409A), then, notwithstanding any other provision in this Agreement to the contrary, the following provisions shall apply.

(i)                                     None of your Accrued Benefits and Severance Benefits considered deferred compensation under Section 409A and not subject to an exception or exemption thereunder shall be paid to you until the date that is six (6) months after your termination or, if earlier, the date of your death (the “Six Month Delay Rule”).  Any such Accrued Benefits and Severance Benefits that would otherwise have been paid to you during this six-month period (the “Six Month Delay”) shall instead be aggregated and paid to you no later than ten (10) days following the date that is six (6) months after your termination (together with interest at the interest credit rate provided in the SPX Corporation Individual Account Retirement Plan).  Any Accrued Benefits and Severance Benefits to which you are entitled to be paid under this Section 4 after the date that is six (6) months after your termination shall be paid to you in accordance with the applicable terms of Section 4.

(ii)                                  During the Six-Month Delay, the Company will pay to you the applicable payments set forth in this Section 4, to the extent any of the following exceptions to the Six-Month Delay Rule apply:

(A)                               the short-term deferral rule of Code Section 409A and Treasury Regulation §1.409A-1(b)(4) (or any similar or successor provisions) (including with the treatment of each payment as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii)) (or any similar or successor provisions),

(B)                               payments permitted under the separation pay exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(iii) (or any similar or successor provisions), and

(C)                               payments permitted under the limited payments exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions),

provided that the amount paid under this paragraph will count toward, and will not be in addition to, the total payment amount required to be made to you by the Company under this Section 4 on account of your separation from service and any applicable Company benefit plan.

(f)                                   The Company shall deliver to you a release in favor of the Company that is acceptable to the Company (the “Release”) as soon as administratively feasible following your termination of employment.  Notwithstanding anything in this Agreement to the contrary, no payments pursuant to Section 4(a)(ii) or Section 4(b) shall be made prior to the date that both (i) you have delivered an original, signed Release to the Company and (ii) the revocability period (if any) has elapsed; provided, however, that any payments that would otherwise have been made prior to such date but for the fact that you had not yet delivered an original, signed Release (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable but not later than the seventy-fourth (74th) day following your termination of employment.  If you do not deliver an original, signed Release to the Company within ten (10) business days (or longer if required by applicable law) after receipt of the same from the Company, (i) your rights shall be limited to those made available to you under Section 4(a) above (excluding Section 4(a)(ii)), and (ii)

the Company shall have no obligation to pay or provide to you any amount or benefits described in Section 4(a)(ii) or Section 4(b), or any other monies on account of the termination of your employment.  Notwithstanding any language in this Agreement to the contrary, if the seventy-fourth (74th) day following the date of your termination occurs in a different calendar year than the calendar year of your date of termination, then the payment of any Severance Benefits subject to Code Section 409A shall be made no earlier than January 1 of the calendar year following the year in which your date of termination occurred.

5.                                      Successors; Binding Agreements.

(a)                                 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof employing you to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminated your employment for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed your Date of Termination.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.                                      No Funding of Benefits.  Nothing herein contained shall require or be deemed to require the Company to segregate, earmark, or otherwise set aside any funds or other assets to provide for any payments to be made hereunder.  Your rights under this Agreement shall be solely those of a general creditor of the Company.  However, in the event of a Change of Control, the Company may deposit cash or property, or both, equal in value to all or a portion of the benefits anticipated to be payable hereunder into a trust, the assets of which are to be distributed at such times as are otherwise provided for in this Agreement and are subject to the rights of the general creditors of the Company.

7.                                      Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required.

8.                                      Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement.

9.                                      Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Michigan.

10.                               Employment Rights.  This Agreement shall not confer upon you any right to continue in the employ of the Company or its subsidiaries and, except to the extent that benefits may become payable under Section 4, above, shall not in any way affect the right of the Company or its subsidiaries to dismiss or otherwise terminate your employment at any time and for any reason with or without cause.

11.                               No Vested Interest.  Neither you nor your beneficiaries shall have any right, title or interest in any benefit under this Agreement prior to the occurrence of all of the events specified herein as necessary conditions to such right, title or interest.

12.                               Prior Agreements.  This Agreement contains the understanding between the parties hereto with respect to severance benefits in connection with a Change of Control of the Company and supersedes any prior such agreement between the Company (or any predecessor of the Company) and you.  If there is any discrepancy or conflict between this Agreement and any plan, policy and program of the Company regarding any term or condition of severance benefits in connection with a Change of Control of the Company, the language of this Agreement shall govern.

13.                               Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15.                               Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  However, you shall be entitled to seek in court specific performance of your right, pursuant to Section 3(f), above, to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16.                               409A Compliance.  To the extent any provision of this Agreement or action by the Company would subject you to liability for interest or additional taxes under Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will comply with Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and this Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent. Each payment under Section 4 of this Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions).  This Agreement may be amended to the extent necessary (including retroactively) by the Company in order to preserve compliance with Section 409A.  The preceding shall not be construed as a guarantee of any particular tax effect for your compensation and benefits.

If this letter properly sets forth our agreement on the subject matter hereof, kindly date, sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

EXECUTIVE ACCEPTANCE	SPX CORPORATION

/s/ J. Michael Whitted	By:	/s/ Christopher J. Kearney
J. Michael Whitted		Christopher J. Kearney

	Its:	Chairman, President and Chief Executive Officer

	Date:	DECEMBER 2, 2013